Exhibit 5.1

[Perkins Coie LLP letterhead]

December 13, 2010

International Isotopes, Inc.

4137 Commerce Circle

Idaho Falls, ID 83401

Re:

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to International Isotopes, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (file no. 333-            ), as it may be amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale by the selling shareholders identified in the Registration Statement of up to 29,075,000 shares of common stock, .01 par value, of the Company ("Common Stock") currently outstanding (the "Outstanding Shares") and up to 30,612,333 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (the "Warrant Shares").

 In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, (i) the Restated Articles of Incorporation of the Company, as amended to date; (ii) the Bylaws of the Company, as amended to date; and (iii) the Registration Statement, the Prospectus, and all the exhibits filed as a part thereof.  We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.  Our opinion is limited to matters governed by the Texas Business Organizations Code and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Based upon the foregoing, we are of the opinion that the Outstanding Shares are validly issued, fully paid and nonassessable and, upon due exercise of the warrants and payment of the consideration prescribed therein, the Warrant Shares will be validly issued, fully paid and nonassessable.

December 13, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters”.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ PERKINS COIE LLP